Exhibit 99.2

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG CORP. ANNOUNCES LAUNCH OF TENDER OFFER AND CONSENT

SOLICITATION FOR ITS 5.625% SENIOR NOTES DUE 2020

NASHVILLE, Tenn. – (November 10, 2016) – AMSURG Corp. (NASDAQ: AMSG) (“AMSURG” or the “Company”) announced today that it is commencing a tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding $250,000,000 aggregate principal amount of 5.625% Senior Notes Due 2020 (the “Notes”). In connection with the Tender Offer, the Company is also seeking consents (the “Consent Solicitation”) to proposed amendments (the “Proposed Amendments”) to the Indenture, dated November 20, 2012 (the “Indenture”), which governs the Notes, that would eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture.

Information related to the Notes and other information relating to the Tender Offer and Consent Solicitation are listed in the table below. The terms and conditions of the Tender Offer and Consent Solicitation are described in greater detail in the Offer to Purchase and Consent Solicitation Statement, dated November 10, 2016, and the related Consent and Letter of Transmittal (collectively, the “Offer to Purchase and Consent Solicitation Materials”), which holders of the Notes should carefully read before making any decision with respect to the Tender Offer and Consent Solicitation.

Notes	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)(2)
5.625% Senior Notes due 2020	03232PAB4	$250,000,000	$1,001.88	$30.00	$1,031.88

(1)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.
(2)	Includes the Consent Payment.

Holders who validly tender their Notes and thereby deliver their consents prior to 5:00 p.m., Eastern time, on Monday, November 28, 2016 (the “Consent Payment Deadline”) will be eligible to receive total consideration of $1,031.88 per $1,000 principal amount of Notes, which includes a consent payment of $30.00 per $1,000 principal amount of Notes tendered. Holders must validly tender and not validly withdraw their Notes, and have their Notes accepted for purchase in the Tender Offer, at or prior to the Consent Payment Deadline in order to be eligible to receive the Total Consideration, including the consent payment. A holder cannot deliver a consent with respect to the Notes without tendering its corresponding Notes or tender its Notes without delivering a corresponding consent.

The Tender Offer is scheduled to expire at Midnight, Eastern time, on Monday, December 12, 2016, unless extended or earlier terminated by the Company (the “Expiration Time”). Holders who validly tender their Notes after the Consent Payment Deadline, but before the Expiration Time, will not receive a consent payment, instead receiving only the Tender Offer Consideration of $1,001.88 per $1,000 principal amount of Notes tendered.

-MORE-

AMSURG Corp. Announces Launch of Tender Offer and Consent Solicitation

for Its 5.625% Senior Notes Due 2020

November 10, 2016

Upon the terms and conditions described in the Offer to Purchase and Consent Solicitation Materials, the Company reserves the right, but is under no obligation, at any point following the Consent Payment Deadline and before the Expiration Time, to accept for purchase any Notes validly tendered (and not validly withdrawn) at or prior to the Consent Payment Deadline (the settlement date of such purchase, the “Initial Settlement Date”). The Initial Settlement Date for the Tender Offer will be determined at the Company’s option and will be a business day we choose following both the Consent Payment Deadline and the satisfaction or waiver of the conditions to consummation of the Tender Offer and the Consent Solicitation, and is currently expected to be December 1, 2016 unless extended by the Company. Subject to the terms and conditions described in the Offer to Purchase and Consent Solicitation Materials, Notes validly tendered after the Consent Payment Deadline but at or before the Expiration Time, will be accepted for purchase promptly after the Expiration Time.

Holders whose Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date to, but not including, the date on which such Notes are purchased.

The Company currently intends to satisfy and discharge the Indenture and redeem any Notes not tendered by the Expiration Time (or any Notes validly withdrawn prior to the Consent Payment Deadline) in connection with the Tender Offer in accordance with the Indenture in connection with the consummation of the Merger, but nothing in this press release should be construed as a notice of redemption with respect to the Notes.

Tendered Notes may be withdrawn at any time before the Consent Payment Deadline. Holders of Notes who tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Time, may not withdraw their tendered Notes, except in certain limited circumstances where additional withdrawal rights are required by law.

In the event that the Company receives the requisite consents of a majority of the aggregate principal amount of the outstanding Notes to the Proposed Amendments, the Company will promptly enter into a supplemental indenture reflecting the Proposed Amendments. Such supplemental indenture is described in greater detail in the Offer to Purchase and Consent Solicitation Materials.

The Tender Offer and Consent Solicitation are conditioned upon the satisfaction of certain conditions, including the Company successfully completing (i) its previously announced merger with Envision Healthcare Holdings, Inc. (“Envision”) and (ii) one or more debt financing transactions as described in the Offer to Purchase and Consent Solicitation Materials. Subject to applicable law, the Company may also extend, amend or terminate the Tender Offer and Consent Solicitation at any time before the Expiration Time in its sole discretion.

The Company has retained Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities, Inc., BMO Capital Markets Corp. and RBC Capital Markets, LLC to act as joint dealer managers and solicitation agents for the Tender Offer and Consent Solicitation. D.F. King & Co., Inc. will act as the Information Agent and the Depositary for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation should be directed to Barclays Capital, Inc. at (212) 528-7581 (collect) or (800) 438-3242 (toll-free) or J.P. Morgan Securities LLC at (212) 834-2494 (collect) or (866) 834-4666 (toll-free). Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 283-3192 (toll-free) or amsurg@dfking.com.

-MORE-

AMSURG Corp. Announces Launch of Tender Offer and Consent Solicitation

for Its 5.625% Senior Notes Due 2020

November 10, 2016

This press release is not an offer to buy and does not constitute a solicitation of consents of holders of the Notes and shall not be deemed an offer to buy or a solicitation of consents with respect to any other securities of the Company. The Tender Offer and Consent Solicitation will be made solely by the Offer to Purchase and Consent Solicitation and the accompanying Consent and Letter of Transmittal. All statements herein regarding the terms of the Tender Offer and Consent Solicitation, the proposed amendments, any supplemental indenture and the Indenture are qualified in their entirety by reference to the text of the Offer to Purchase and Consent Solicitation Statement and the accompanying Consent and Letter of Transmittal, the supplemental indenture and the Indenture. The completion of the Tender Offer and the Consent Solicitation and the execution of any supplemental indenture is subject to a number of conditions. No assurance can be given that any such Tender Offer and Consent Solicitation can or will be completed on terms that are acceptable to the Company, or at all, or that a supplemental indenture will be executed.

About AMSURG Corp.

AMSURG’s Ambulatory Services Division acquires, develops and operates ambulatory surgery centers in partnership with physicians throughout the U.S. AMSURG’s Physician Services Division, Sheridan, provides outsourced physician services in multiple specialties to hospitals, ASCs and other healthcare facilities throughout the U.S., primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. Through these businesses as of September 30, 2016, AMSURG owned and operated 260 ASCs and one surgical hospital in 35 states and the District of Columbia and provided physician services to more than 550 healthcare facilities in 32 states. AMSURG has partnerships with, or employs, over 6,500 physicians and other healthcare professionals in 40 states and the District of Columbia.

No Offer or Solicitation / Additional Information and Where to Find It

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed business combination between Envision and AMSURG or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The proposed business combination between Envision and AMSURG will be submitted to their respective shareholders on November 28, 2016 for consideration. On August 4, 2016, AMSURG caused its newly formed, wholly owned subsidiary, New Amethyst Corp. (“New Amethyst”), to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (File No. 333-212885) that constitutes a prospectus of New Amethyst and a joint proxy statement of Envision and AMSURG. The SEC declared the Form S-4, as subsequently amended, effective on October 19, 2016. Envision and AMSURG have caused the definitive joint proxy statement/final prospectus to be mailed to their respective shareholders, as required by applicable law. This press release is not a substitute for the definitive joint proxy statement/final prospectus, or any other document that may be filed with the SEC in connection with the proposed business combination. Investors and shareholders are urged to read carefully and in their entirety the definitive joint proxy statement/final prospectus delivered to shareholders, and any other relevant documents that are filed with the SEC when they become available, because they contain important information about the proposed business combination and related matters. Investors and shareholders may obtain free copies of the definitive joint proxy statement/final prospectus and other documents containing important information about Envision, AMSURG and New Amethyst, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Envision and AMSURG make available free of charge at www.evhc.net and www.amsurg.com, respectively (in the “Investors” section), copies of materials they file with, or furnish to, the SEC.

-MORE-

AMSURG Corp. Announces Launch of Tender Offer and Consent Solicitation

for Its 5.625% Senior Notes Due 2020

November 10, 2016

Participants in The Merger Solicitation

Envision, AMSURG and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Envision and shareholders of AMSURG in connection with the proposed business combination. Information about the directors and executive officers of Envision is set forth in its proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 23, 2016. Information about the directors and executive officers of AMSURG is set forth in its proxy statement for its 2016 annual meeting of shareholders filed with the SEC on April 22, 2016 and its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016. These documents can be obtained free of charge from the sources indicated above. Other information regarding those persons who are, under the rules of the SEC, participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive joint proxy statement/final prospectus.

Forward-Looking Statements

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to Envision’s and AMSURG’s objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that Envision and AMSURG intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by Envision’s and AMSURG’s management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Envision and AMSURG undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: (i) risks and uncertainties discussed in the reports that Envision and AMSURG have filed with the SEC; (ii) general economic, market, or business conditions; (iii) risks associated with the ability to consummate the business combination between Envision and AMSURG and the timing of the closing of the business combination; (iv) the ability to successfully integrate Envision’s and AMSURG’s operations and employees; (v) the ability to realize anticipated benefits and synergies of the business combination; (vi) the potential impact of announcement of the business combination or consummation of the transaction on relationships, including with employees, customers and competitors; and (vii) other circumstances beyond Envision’s and AMSURG’s control. Refer to the section entitled “Risk Factors” in Envision’s and AMSURG’s annual and quarterly reports for a discussion of important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements.

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